Exhibit 10.12

TENANT IN COMMON INTERESTS PURCHASE AGREEMENT

THIS TENANT IN COMMON INTERESTS PURCHASE AGREEMENT (the “Agreement”) effective as of the 2nd day of December, 2013 (“Effective Date”), is made by and among the parties identified on Schedule 1 attached hereto (collectively, “Seller”); WHEELER INTERESTS, LLC, a Virginia limited liability company (“Buyer”); and the parties identified on Schedule 2 attached hereto (collectively, the “Wheeler TICs”) (Seller and the Wheeler TICs are sometimes referred to collectively as the “Tenants in Common”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF TENANT IN COMMON INTERESTS

Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer at the Closing (as hereinafter defined), all of Seller’s respective undivided tenant in common ownership interests (collectively, the “TIC Interests”) in those certain parcels of real property, and the improvements located thereon (each a “Property” and collectively, the “Properties”), listed on Exhibit A attached hereto and incorporated herein.

ARTICLE 2. CLOSING; EXISTING MORTGAGE LOANS

Section 2.1 Closing Date. Closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of counsel to Buyer or at such other place as Seller and Buyer shall agree. Closing shall occur (the date of Closing being referenced herein as the “Closing Date”) on December 31, 2013, time of the essence.

Section 2.2 Existing Mortgage Loans. A lender (each a “Lender”) holds a loan (each an “Existing Mortgage Loan” and collectively the “Existing Mortgage Loans”) secured by a mortgage against each of the TIC Interests. It shall be a condition precedent to Seller’s obligations hereunder that the Existing Mortgage Loans shall be repaid in full at Closing, with Seller being responsible for payment to Lender at Closing of Seller’s Proportionate Share (as defined below) of the December 11 Outstanding Balance (as defined below) under each Existing Mortgage Loan and for no other amounts. Buyer shall be responsible for payment of all other amounts (the remaining principal balance of each Existing Mortgage Loan after payment of Seller’s Proportionate Share of the December 11 Outstanding Balance thereof, late fees, forbearance payments or fees, default interest, etc.) required to repay the Existing Mortgage Loans in full at Closing. As used herein, the term “December 11 Outstanding Balance” shall mean for each Existing Mortgage Loan (I) the principal sum and any interest thereon owing under such Existing Mortgage Loan on December 11, 2013 (same being the stated maturity date of each Existing Mortgage Loan), after subtracting therefrom (II) the aggregate amount of any reserve funds held by Lender under such Existing Mortgage Loan on December 10, 2013 and not previously applied by Lender to cure any default thereunder. Buyer covenants and agrees that Buyer, and not Seller, shall be solely responsible for any amounts due or owing to Lender under the Existing Mortgage Loans first incurred on and after December 11, 2013 (collectively, the “Post-Maturity Liabilities”), except to the extent that any delay in Closing hereunder is caused solely by the actions (or omissions) of Seller. Buyer shall fully reimburse, indemnify, defend, and hold harmless the Seller and its Affiliates from and against any and all Post-Maturity Liabilities and any other amounts owing to Lender relating to the Existing Mortgage Loans should Closing not occur hereunder as and when scheduled, except to the extent that any delay in Closing hereunder is caused solely by the actions (or omissions) of Seller. The indemnification provided in this Paragraph 2.2 shall survive the Closing and transfer of the TIC Interests or the termination of this Agreement by any party hereto.

ARTICLE 3. PURCHASE PRICE; TRANSFER, SALE AND DELIVERY

Section 3.1 Transfer and Delivery of TIC Interests. At Closing, Seller shall convey title to the TIC Interests to Buyer by special warranty deeds (each a “Deed”), substantially in the form of the deed by which Seller and the Wheeler TICs acquired each respective Property, subject to the matters described in Section 3.5 below.

Section 3.2 Transfer and Delivery of Documentation. Seller shall also deliver to Buyer at Closing any information in its possession, or that of its designated agent, regarding the Property, including, but not limited to, all original leases, lease files, financial data, ledgers, accounting files, lease administration files, correspondence, physical property reports, property manager files, and any and all other documentation regarding the Property; provided, however, that Seller shall not be obligated to deliver any of same if Buyer, the Wheeler TICs or Wheeler Real Estate Company, as property manager of the Properties (“Manager”), already has a copy thereof in their respective possession or control.

Section 3.3 Purchase Price. At Closing, Buyer shall pay to Seller the total purchase price (the “Purchase Price”) for the TIC Interests equal to the sum of (a) Eight Hundred Sixty Thousand Dollars ($860,000.00) (the “Equity”), payable in cash or by wire transfer of immediately available federal funds, and (b) the aggregate of Seller’s Proportionate Share of the December 11 Outstanding Balance for each Existing Mortgage Loan. The Equity shall be allocated in the manner shown on Exhibit A attached hereto. The Purchase Price for each of the five (5) TIC Interests shall be the sum of (x) the portion of the Equity allocated thereto as shown on Exhibit A plus (y) Seller’s Proportionate Share of the December 11 Outstanding Balance for each Existing Mortgage Loan. For the purposes hereof, “Seller’s Proportionate Share” means the percentage tenant-in-common ownership interest in the Property at issue owned by Seller.

Section 3.4 Transfer and Delivery of Bank and Escrow Accounts. At Closing, Seller shall transfer and deliver to Buyer all of Seller’s right, title and interest in and to any and all bank, reserve and escrow accounts (each a “Property Account”) related to the Properties, including any operating or other accounts maintained by Manager with respect to the Properties.

Section 3.5 “As Is” Conveyance of Interest & Property. Buyer is thoroughly acquainted with the Property and its condition and agrees to accept the same in its “AS IS”, “WHERE IS” condition as of the Closing Date, but subject to:

(a) All present and future zoning, building and environmental laws, ordinances, codes, restrictions and regulations of any municipal, state, federal or other authority having jurisdiction over the Property, including, without limitation, any proffered conditions affecting the Property.

(b) The physical condition of the Property as of the Closing Date; Buyer hereby acknowledges that it has inspected the Property and all features and components thereof and hereby agrees to accept the same and the Interest “AS-IS, WHERE-IS.”

(c) All state of facts with regard to the Property that would be disclosed by a survey of the Property.

(d) All covenants, agreements, restrictions and easements of record (including the TIC Agreement) with respect to the Property, except as provided in Section 3.6 below.

(e) The lien of all real estate taxes whether or not due or payable.

(f) All presently existing and future violations of law or governmental ordinances, orders or requirements, whether or not now or hereafter noted or issued by any governmental office, department or authority.

Section 3.6 Examination of Title. Buyer acknowledges and agrees that it shall have no right to object to any matters with respect to title to the TIC Interests or the Properties except for such matters, if any, (i) related to Seller’s ownership of the TIC Interests and/or ability to convey the TIC Interests to Buyer and (ii) recorded or created by Seller during Seller’s ownership of the TIC Interests (except for matters that Buyer, Manager, the Wheeler TICs or any of their respective members or Affiliates have created or suffered to exist). If any such matters exist, Seller and Buyer shall work together in good faith to resolve such matter to allow Seller to fulfill its obligations hereunder. In the event that Seller is unable to convey title to the TIC Interests in accordance with the terms of this Agreement for any reason whatsoever, Buyer’s sole remedy shall be to terminate this Agreement by written notice from Buyer to Seller delivered on or before the Closing, in which event neither Seller nor Buyer shall have any further liability hereunder with respect to the sale of the TIC Interests but the Tenants in Common shall remain liable for performance in full of their respective obligations related to ownership, management and leasing of the Properties. Buyer may, in its sole discretion, nevertheless accept such title to the TIC Interests as Seller may be able to convey, without reduction of the Purchase Price and without any other liability on the part of Seller.

Section 3.7 Casualty or Condemnation. From the Effective Date until the Closing Date, the Tenants in Common shall each remain at risk for loss or damage to the Properties by reason of (each a “Condemnation”) (i) any (insured or uninsured) casualty, damage or destruction or (ii) taking thereof by condemnation or eminent domain proceedings. Provided same does not cause a Material Adverse Change, there shall be no reduction in the Purchase Price based on any Condemnation, and if same occurs, Buyer shall be entitled to an assignment of Seller’s right, title and interest in and to any award (or sale proceeds) for the portion of such Property taken or damaged, as the case may be (minus Seller’s actual and reasonable costs incurred in obtaining and collecting such award or sale proceeds), and Seller will execute and deliver to Buyer at Closing all proper instruments for the assignment and collection of such proceeds or award. If any Condemnation causes a Material Adverse Change to any Property, then Buyer shall be entitled to terminate this Agreement by written notice given to Seller by the earlier to occur of: (i) ten (10) days following such Condemnation or (ii) five (5) days prior to the Closing Date.

Section 3.8 Closing Documents.

(a) Seller shall execute and deliver at Closing:

(i) the Deeds;

(ii) an affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

(iii) a closing statement for each of the TIC Interests (together, the “Closing Statements”) to be executed by Seller and Buyer, setting forth the prorations and adjustments to the Purchase Price as required hereunder;

(iv) such evidence or documents as may be required by the title company (“Title Company”) or escrow agent assisting with the Closing (the “Escrow Agent”) evidencing the status and capacity of Seller and the authorization of the person executing and delivering documents on behalf of Seller to do so;

(v) a title affidavit executed by the appropriate Seller for each Property (each a “Title Affidavit”) in form reasonably required by the Title Company for purposes of insuring title, and addressing the actions/omissions of such Seller only, including, without limitation, that there are no construction liens or potential construction liens, that there are no parties in possession or having rights of possession other than those shown on a certified and updated rent roll to be attached thereto, and that nothing has occurred nor has Seller executed any instrument subsequent to the Effective Date hereof affecting title to such Property;

(vi) a 1099 tax reporting form for each Seller;

(vii) any other documents reasonably required by the Title Company or Escrow Agent to close this transaction, in form and content mutually acceptable to Buyer and Seller;

(viii) an agreement(s) (each a “TIC Agreement Termination”) terminating effective as of the Closing Date any Tenants in Common Agreement (each a “TIC Agreement”) of record title against any Property, to be duly recorded in the applicable recording office;

(ix) a bill of sale and assignment of leases (including accounts receivable relating to the leases), service contracts and intangibles (each a “General Assignment”) for each Property assigning to Buyer all of Seller’s rights, as the owner of the TIC Interests in such Property, in (1) all furniture, furnishings, fixtures, equipment, tools and other tangible personalty owned or leased (to the extent Seller’s rights in such leases are assignable) by the Tenants in Common and used in connection with the operation of the Property; (2) all space leases of premises in the Property and any ground leases for the Property, together with all guaranties, letters of credit and security deposits with respect to such space leases or ground leases; (3) those certain management agreements (collectively, the “Management Agreements”) with the Manager for the Property; (4) all service contracts for the maintenance and operation of the Property; and (5) all right, title and interest of Seller (to the extent assignable) in and to all intangible property used in connection with the foregoing, including, without limitation, all trademarks, trade names, and all licenses, permits and warranties in connection with the foregoing (to the extent assignable) and all bank accounts maintained by the Manager with respect to the Property. The General Assignment shall release Seller from any ongoing or future liability with respect to the items being assigned therein, and Buyer shall therein indemnify and hold Seller harmless from any future liability with respect to the items being so assigned; and

(x) payment to Lender at Closing of Seller’s Proportionate Share of the December 11 Outstanding Balance under each Existing Mortgage Loan.

(b) At Closing, Buyer will execute (where applicable) and deliver:

(i) The Purchase Price, plus those adjustment amounts referenced herein, plus deliver to the Lender of all additional amounts needed to satisfy Buyer’s obligations under Paragraph 3.2 above relating to repayment in full of the Existing Mortgage Loans at Closing;

(ii) the Closing Statements;

(iii) such evidence or documents as may be required by the Title Company or Escrow Agent evidencing the status and capacity of Buyer and the authorization of the person executing and delivering documents on behalf of Buyer to do so;

(iv) any other documents reasonably required by the Title Company or Escrow Agent or Seller to close this transaction, in form and content mutually acceptable to Buyer and Seller;

(v) the TIC Agreement Terminations;

(vi) a title affidavit for each Property, in form similar to the Title Affidavits, signed by the Wheeler TICs, if necessary; and

(vii) the General Assignments.

ARTICLE 4. MATERIAL ADVERSE CHANGE/ALL OR NONE

Section 4.1 Material Adverse Change. As used in this Agreement, the term “Material Adverse Change” shall mean an unanticipated event or occurrence, not caused by Buyer, the Wheeler TICs, Manager nor any of their respective Affiliates (including, without, limitation, those Affiliates listed in Section 8.15 below), happening at (or to) a Property after the Effective Date that results in (i) a material and adverse, permanent change in the ability of the Tenants in Common to use and operate such Property as a retail shopping center, (ii) intentionally omitted, (iii) intentionally omitted, (iv) intentionally omitted or (v) intentionally omitted. No event or occurrence happening at (or to) a Property after the Effective Date shall be classified as a “Material Adverse Change” hereunder if same was foreseeable or could have been prevented by the reasonable diligence of the Tenants in Common or the Manager, acting on behalf of the Tenants in Common.

Section 4.2 All or None. Buyer expressly acknowledges and agrees that Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the TIC Interests in all of the five (5) Properties described on Exhibit A attached hereto, it being the express agreement and understanding of

Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, (i) Buyer has agreed to purchase, and Seller has agreed to sell, the TIC Interests in all five (5) Properties, subject to and in accordance with the terms and conditions hereof, with neither party being entitled to remove one or more Properties from this Agreement; (ii) Buyer has agreed to purchase, and Seller has agreed to sell, 100% of the TIC Interests owned by Seller in the five (5) Properties, subject to and in accordance with the terms and conditions hereof; and (iii) neither Buyer nor Seller shall have the right to partially terminate this Agreement as to any individual Property (or the TIC Interests therein), with any termination rights provided to Seller or Buyer herein being exercisable as to the Agreement as a whole only (and exercisable only in strict accordance with the applicable terms and provisions herein).

ARTICLE 5. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

Seller hereby represents, warrants, and covenants, as of the Effective Date and as of the Closing, as follows:

Section 5.1 Seller has not employed any broker, finder or investment banker or incurred any liability thereto in connection with the transactions contemplated hereby.

Section 5.2 Each Seller is a duly formed and validly existing limited liability company under the laws of the Commonwealth of Virginia. Seller has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.3 This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents, warrants and covenants to Seller, as of the Effective Date and as of the Closing, as follows:

Section 6.1 Buyer has not employed any broker, finder or investment banker or incurred any liability thereto in connection with the transactions contemplated hereby.

Section 6.2 Buyer is a duly formed and validly existing limited liability company under the laws of the Commonwealth of Virginia. Buyer has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

Section 6.3 This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer.

ARTICLE 7. INDEMNIFICATION

Section 7.1 Buyer’s Agreement to Indemnify. Buyer shall fully reimburse, indemnify, defend, and hold harmless the Seller and its Affiliates in respect of any and all Liabilities (as defined below) (i) resulting from any material misrepresentation or breach of any representation, warranty, covenant or agreement by Buyer made in this Agreement (collectively, the “Buyer Covenants and Representations”); and (ii) any Liabilities related to the Property based on events or circumstances occurring from and after the Closing Date, including, without limitation, Liabilities related to tenant leases or service contracts or environmental Liabilities. This Section shall survive the Closing and transfer of the TIC Interests, except that Buyer’s obligation set forth in clause (i) above shall only survive for one hundred fifty (150) days following the Closing Date and Seller shall have no claim against Buyer for the breach of any Buyer Covenants and Representations if such claim is not made within one hundred fifty (150) days after Closing.

Section 7.2 Seller’s Agreement to Indemnify. Seller shall fully reimburse, indemnify, defend, and hold harmless the Buyer and its Affiliates in respect of any and all Liabilities resulting from any material misrepresentation or breach of any representation, warranty, covenant or agreement by Seller made in this Agreement. Seller’s representations and warranties hereunder shall only survive for one hundred fifty (150) days after Closing and shall not merge into the Deeds or any other instruments of conveyance executed at Closing, and Buyer shall have no claim against Seller for the breach of any such representations or warranties if such claim is not made in writing to Seller within one hundred fifty (150) days after Closing.

Section 7.3 Indemnity for Brokerage Commissions. Seller and Buyer agree to indemnify, defend and hold the other (and its Affiliates) harmless from and against any and all claims for brokerage commissions (including attorneys’ fees) which arise out of a breach by either of them of the representations made in Sections 5.1 and 6.1 above, respectively.

Section 7.4 Survival. The provision of this Section 7 shall survive Closing and the delivery of the Deeds and the termination of this Agreement for the periods specified herein, or if no such period is specified, then such provisions shall survive for an indefinite period.

ARTICLE 8. MISCELLANEOUS PROVISIONS

Section 8.1 Notices. All notices hereunder shall be in writing, addressed to the parties at the addresses set forth below or at such other addresses as shall be specified in writing, and shall be deemed to have been duly given (i) upon receipt or upon refusal by a party to accept receipt when sent and delivered personally or by nationally recognized overnight courier or (ii) upon mailing when sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) when transmitted via facsimile upon confirmed receipt provided that such notice is sent simultaneously by another approved method.

If to Seller:	c/o BCP P&W SC Properties I, LLC 1504 Santa Rosa Road, Suite 100 Richmond, VA 23229 Attn: Clyde R. Butler

with copy to:	Hirschler Fleischer, A Professional Corporation 2100 East Cary Street Richmond, VA 23223 Attn: Roderick W. Simmons, Esquire

If to Buyer:	2529 Virginia Beach Blvd., Suite 200 Virginia Beach, VA 23452 Attn: Jon S. Wheeler

with copy to:	Charles E. Land, Esquire Kaufman & Canoles, P.C. 150 W. Main Street, Suite 2100 Norfolk, VA 23510

Section 8.2 Counterparts. This Agreement and the other agreements contemplated hereby may be executed in any number of counterparts, each of which shall be deemed an original but which together shall constitute one document. Facsimile and Portable Document Format (PDF) signatures shall be deemed original signatures.

Section 8.3 Headings; References. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement not be construed to alter or vary the text. All genders shall be deemed to include all other genders. Plurals shall include the singular and vice-versa.

Section 8.4 Attorneys’ Fees. In any action between or among any of the parties hereto at law or in equity arising out of or related to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs, in addition to any other relief to which that party may be entitled. The parties agree to petition the applicable arbiter in any such action to specifically designate which party constitutes the “prevailing party” for purposes of this section.

Section 8.5 Assignment. This Agreement and all of Buyer’s rights hereunder may be assigned by Buyer to an entity affiliated with or controlled by Buyer without the prior consent of Seller, upon written notice to Seller. In addition, Buyer may assign its rights and obligations to purchase each of the five (5) TIC Interests to separate entities without Seller’s consent, and Seller acknowledges that Buyer intends to do so. No other assignment of this Agreement or Buyer’s rights hereunder shall be effective unless approved in advance by Seller, which approval may be withheld in Seller’s sole discretion. No assignment, whether consented to by Seller or not, shall relieve Buyer of its obligations hereunder.

Section 8.6 Entire Agreement. Except as may otherwise be specifically provided herein, this Agreement, including any schedules and exhibits hereto, constitute the entire agreement of the parties with respect to the sale of the TIC Interests and all prior representations, covenants, proposals and understandings, whether written or oral, with respect to the sale of TIC Interests only are superseded and merged herein. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and specifically stating that is intended as a modification or amendment to this Agreement. No oral statements or representations not contained herein shall have any force or effect. Nothing herein shall affect or negate any existing TIC Agreement between Seller and Buyer with respect to the Property.

Section 8.7 Attorneys. The parties acknowledge that each has had the opportunity to seek the advice of independent counsel and tax advisors with respect to the terms, provisions arid consequences of this Agreement.

Section 8.8 Intentionally Omitted.

Section 8.9 Intentionally Omitted.

Section 8.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state where the Properties are located.

Section 8.11 No Offer. This Agreement is not an offer to sell the TIC Interests and under no circumstances shall be construed as an offer to sell the TIC Interests. Under no circumstances shall this Agreement be considered as binding upon either Seller or Buyer unless and until it is signed by both Seller and Buyer and thereafter is returned by Seller to Buyer.

Section 8.12 Closing Prorations. Buyer shall be responsible for all title insurance costs and escrow fees. Any and all transfer taxes and state and local documentary stamp or recording fees (including costs to record the Deeds and any lien release documents) will be paid by Buyer. Seller and Buyer shall be responsible for the fees of their respective attorneys. All other Closing and transaction costs shall be paid by Buyer.

Section 8.13 1031 Exchange. If desired by Seller, Seller shall have the right to make satisfactory arrangements to structure the sale of the TIC Interests as a tax-deferred exchange (each a “1031 Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer shall, upon direction of Seller, consent to the assignment of Seller’s interests in this Agreement to a qualified intermediary of its choosing and the payment of Seller’s net proceeds from the Purchase Price into customary exchange escrow accounts.

Section 8.14 No Warranties. Except for the warranties of title to be set forth in the Deeds and any representations and warranties specifically made by Seller herein, Buyer acknowledges and confirms that there are no covenants, representations or warranties from Seller in connection with this transaction or the Property or the TIC Interests and that neither Seller nor any person or entity affiliated with Seller (including, without limitation, its Affiliates) has made any covenant, representation, warranty or other statement pertaining to the TIC Interests or the Property or any aspect thereof. Buyer is relying solely on its own judgment and investigation in determining to purchase and acquire the TIC Interests, and has not looked to Seller for any of the same. Buyer hereby accepts the TIC Interests and the Property and all components and features thereof “AS IS, WHERE IS” and with all faults and deficiencies. Seller hereby disclaims any and all warranties pertaining to the TIC Interests or the Property or any component or aspect thereof, including, without limitation, warranties of habitability, merchantability, marketability or fitness.

Section 8.15 Affiliates. For purposes of this Agreement, “Affiliate” shall mean with respect to any person or entity, any other person or entity controlled by or under common control with such person or entity. For the avoidance of doubt, “Affiliate”: (a) with respect to Buyer shall include, without limitation, Jon S. Wheeler, Wheeler Real Estate Company, P&W SC Properties I, LLC, SC Properties Capital I, LLC, SC Properties Capital II, LLC and Plume Street Financial, LLC; and (b) with respect to Seller shall include, without limitation, Butler Land & Timber Company, Incorporated and BCP P&W SC Properties I, LLC.

ARTICLE 9. AGREEMENT WITH WHEELER TICS & MANAGER

Section 9.1 Basis of Agreements. The Wheeler TICs are tenants in common with the entities comprising Seller with respect to each of the respective Properties. The Wheeler TICs and Manager are entering into this Agreement solely for the purposes set forth in this Article 9.

Section 9.2 Covenants. As a material inducement to Seller entering into this Agreement, the Tenants in Common and Manager hereby covenant the following, to wit:

(a) From and after the Effective Date hereof until the Closing Date, the Properties shall be managed by Manager in accordance with the terms of the Management Agreements, and the relationship of the Tenants in Common as owners of the tenant in common interests in each Property shall continue to be governed by the terms of the applicable TIC Agreement.

(b) The Tenants in Common (or either of them) and Manager, acting on their behalf, will refrain from: (i) making any material changes on or about any Property other than as required by the terms of the Loan Documents or the conditions imposed in obtaining the Lender Approvals; (ii) creating or incurring or permitting to exist any mortgage, lien, pledge or other encumbrance in any way affecting any Property (or their respective tenant in common ownership interests in any Property) which is not in existence as of the date of this Agreement, other than the Existing Loans or liens for real estate taxes not yet due and payable; (iii) conveying any interest (fee or leasehold) in any Property (other than as permitted under this Agreement); (iv) taking any action to accelerate any Property repair work or performing any capital improvements or accelerating any other Property expenses or incurring new Property expenses not consistent with past practices or deferring the collection of any revenues; (v) creating any new reserve accounts or increasing the amounts held in any existing reserve accounts (except where required by any Lender, independent of the Lender Approvals, to do so); or (vi) making any expenditure in excess of $2,500.00 without the unanimous consent of all Tenants in Common, unless due to an emergency or made pursuant to an existing contract (or renewal of an existing contract) approved by the Tenants in Common, or in accordance with the 2013 budgets for the Properties or any subsequent budget approved by the Tenants in Common. The Tenants in Common agree not to unreasonably withhold their respective consent to any request for any such expenditure and their consent will be deemed to have been given if they fails to respond to a request within five (5) business days.

(c) Except as otherwise permitted under this Agreement, the Tenants in Common (or either of them) and Manager, acting on their behalf, shall not create or agree to create any matter affecting title to or the Tenants in Common’s rights and interests in any Property and their respective tenant in common ownership interests therein without the unanimous prior written consent of the Tenants in Common.

(d) All existing insurance policies with respect to the Properties and the operation, maintenance and leasing thereof shall remain continuously in force through and including the Closing Date;

(e) Manager shall operate and manage the Properties in full compliance with the TIC Agreements and the Management Agreements and in the same manner in which they are being operated as of the Effective Date, but subject to the provisions of this Article 9; and Manager shall perform, when due, all of the Tenants in Common’s (or Manager’s) obligations under the Loan Documents, space leases, service contracts, governmental approvals and other agreements relating to the Properties and otherwise in all material respects in accordance with applicable laws, ordinances, rules and regulations affecting the Properties. There shall be no amendments or modifications to the Management Agreements prior to the Closing Date unless the same are approved by the prior unanimous consent of the Tenants in Common, which may be withheld by any Tenant in Common in its sole discretion. Manager shall continue to make quarterly distributions of Property revenue to the Tenants in Common from the Effective Date through and including the Closing Date, in the manner specified in the Management Agreements and in compliance with the terms of Section 9.2(b)(iv) above. Nothing in this Article 9 shall require Manager to expend its own funds in performing its obligations under the Management Agreements or in this Paragraph 9.2(e), nor shall Manager be required to take any actions with respect to the Properties that are beyond the scope of Manager’s authority as granted by the Management Agreements.

(f) Manager and the Wheeler TICs should cooperate, as and when needed, to effectuate the transaction contemplated herein. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Buyer, and Seller and Buyer shall furnish each other with such documents or further assurances as either party may reasonably require.

(g) Manager and the Wheeler TICs covenant that none of the costs and expenses to be incurred by Buyer in connection with this Agreement, shall be paid out of Property revenues or using funds withdrawn from the Property Accounts, but rather shall be paid from revenue sources independent from the Properties.

Section 9.3 Waiver and Release. If Closing occurs, then, except with respect to matters set forth in Sections 7.2 or 7.3 above, as of the Closing Date, Buyer, Manager and the Wheeler TICs, jointly and severally, on behalf of themselves and to the fullest extent permitted by law, their respective Affiliates, successors and assigns, irrevocably and unconditionally waive any claims against and release, acquit and forever discharge Seller, Seller’s Affiliates, and their respective members, officers, managers, directors, trustees, agents, employees, attorneys, insurers, successors, assigns, heirs, executors and administrators, from any and all liabilities, charges, complaints, claims, actions, causes of action, suits, demands, damages, fines, penalties, costs, and expenses (including without limitation attorney’s fees) known or unknown, suspected or unsuspected, asserted or unasserted, contingent or mature (collectively “Liabilities”), arising out of or related to the Property or the TIC Interests, which are based upon any facts or events existing or occurring prior to the Closing Date. If Closing occurs, then except with respect to matters set forth in Sections 2.2, 7.1 or 7.3 above or any breach by the Wheeler TICs or Manager of their covenants or representations set forth in Section 9.2 above, as of the Closing Date, Seller jointly and severally, on behalf of themselves and to the fullest extent permitted by law, their Affiliates, successors and assigns, irrevocably and unconditionally waives any claims against and releases, acquits and forever discharges the Wheeler TICs and their respective Affiliates and their respective members, officers, manager, directors, trustees, agents, employees, attorneys, insurers, successors, assigns, heirs, executors and administrators, from any and all Liabilities arising out of or related to the Property or the TIC Interests, which are based upon any facts or events existing or occurring prior to the Closing Date.

Section 9.4 Release of Litigation Claims.

(a) The parties acknowledge that Seller filed five lawsuits on February 11, 2010 in the Circuit Court for the City of Norfolk (BCP Westland Square, LLC v. Wheeler Real Estate Company and Wheeler Interests, Inc., Case No.: CL10-1101; BCP Clover, LLC v. Wheeler Real Estate Company and Wheeler Interests, Inc., Case No.: CLIO-1080; BCP South Square, LLC v. Wheeler Real Estate Company and Wheeler Interests, Inc., Case No.: CL10-1104; BCP St. George, LLC v. Wheeler Real Estate Company and Wheeler Interests, Inc., Case No.: CL10-1103; and BCP Waterway, LLC, v. Wheeler Real Estate Company and Wheeler Interests, Inc., Case No.: CL10-1102) (collectively, the “Lawsuits”). The parties recognize and agree that the Lawsuits were nonsuited by Seller on February 1, 2011.

(b) If Closing occurs, then, as of the Closing Date, except with respect to matters set forth in Sections 2.2, 7.1 or 7.3 above or the breach by Wheeler Real Estate Company of its covenants or representations set forth in Section 9.2 above, Seller, on behalf of themselves and to the fullest extent permitted by law, their Affiliates, successors and assigns, hereby irrevocably and unconditionally releases, remises and forever discharges Wheeler Real Estate Company and Wheeler Interests, Inc. and their respective Affiliates, members, officers, managers, directors, trustees, agents, employees, attorneys, insurers, successors, assigns, heirs, executors and administrators, of, for and from any and all Liabilities relating to, arising from or in connection with the management of the Property or the allegations in the Lawsuits. With respect to the Lawsuits, if Closing occurs, Seller shall not after the Closing Date refile the Lawsuits.

Wheeler Real Estate Company and Wheeler Interests, Inc. are intended to be third party beneficiaries of the provisions of this Section 9.4(b) (and shall be entitled to enforce such provision), and shall remain so after any assignment by Wheeler Interests, Inc. of its rights and obligations hereunder with respect to the purchase of the TIC Interests.

(c) If Closing occurs, then, as of the Closing Date, except with respect to matters set forth in Sections 7.2 and 7.3 above, Wheeler Real Estate Company, the Wheeler TICs and Wheeler Interests, Inc., on behalf of themselves and to the fullest extent permitted by law, their respective Affiliates, successors and assigns, hereby irrevocably and unconditionally release, remise and forever discharge Seller and its respective Affiliates, members, officers, managers, directors, trustees, agents, employees, attorneys, insurers, successors, assigns, heirs, executors and administrators, of, for and from any and all Liabilities relating to, arising from or in connection with the ownership and management of the Property or any allegations made in the Lawsuits.

Section 9.5 Survival. Notwithstanding anything to the contrary in this Article 9, the mutual releases set forth in Sections 9.3 and 9.4 above shall not apply to post-Closing Liabilities asserted against Seller, Buyer or the Wheeler TICs by third parties arising from: (i) loss of life, personal injury or property damage occurring during the Tenants in Common’s ownership period or (ii) environmental conditions existing at or on any Property on the Closing Date, but not with respect to environmental conditions first occurring after the Closing Date. For purposes hereof, the term “third parties” shall not include the Tenants in Common, Buyer, Manager or any of their respective Affiliates (including, without limitation, all Affiliates named in Section 8.15 above).

This Article 9 shall survive the Closing and transfer of the TIC Interests.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SELLER:	BCP SOUTH SQUARE, LLC,
BCP CLOVER, LLC,
BCP WATERWAY, LLC,
BCP WESTLAND SQUARE, LLC,
BCP ST. GEORGE, LLC

	By:	BCP P&W SC Properties I, LLC, a Virginia limited liability company, its sole managing member

		By:	Butler Land & Timber Company, Incorporated, a Virginia corporation, its sole managing member

			By:	/s/ Clyde R. Butler
Clyde R. Butler, President

BUYER:	WHEELER INTERESTS, LLC.

	By:	/s/ Jon S. Wheeler
Jon S. Wheeler, Manager

THE WHEELER TICS:	SOUTH SQUARE ASSOCIATES, LLC,
CLOVER PLAZA ASSOCIATES, LLC,
WATERWAY PLAZA ASSOCIATES, LLC,
WESTLAND SQUARE ASSOCIATES, LLC,
ST. GEORGE PLAZA ASSOCIATES, LLC

	By:	P&W SC Properties I, LLC, a Virginia limited liability company, its sole managing member

		By:	P&W SC Properties I Management, LLC, a Virginia limited liability company, its sole managing member

			By:	Plume Street Financial, LLC, a Virginia limited liability company, its sole managing member

				By:	/s/ Jon S. Wheeler
				Name:	Jon S. Wheeler
				Its:	Managing Member

MANAGER:		WHEELER REAL ESTATE COMPANY

		By:	/s/ Jon S. Wheeler
		Name:	Jon S. Wheeler
		Title:	Manager

Schedule 1

Seller Parties

BCP South Square, LLC

BCP Clover, LLC

BCP Waterway, LLC

BCP Westland Square, LLC

BCP St. George, LLC

Schedule 2

Wheeler TICs

South Square Associates, LLC

Clover Plaza Associates, LLC

Waterway Plaza Associates, LLC

Westland Square Associates, LLC

St. George Plaza Associates, LLC